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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              TOWNE SERVICES, INC.
            -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            -------------------------------------------------------
                         (Title of Class of Securities)

                                   892148107
            -------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [x]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

--------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 892148107

 (1)     NAME OF REPORTING PERSON

         Drew W. Edwards
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
         ----------------------------------------------------------------------
 (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [ ]
         ----------------------------------------------------------------------
 (3)     SEC USE ONLY
         ----------------------------------------------------------------------
 (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
         ----------------------------------------------------------------------

                           (5)      SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES                  ----------------------------------------------------
BENEFICIALLY               (6)      SHARED VOTING POWER
  OWNED BY                          -0-
   EACH                    ----------------------------------------------------
 REPORTING                 (7)      SOLE DISPOSITIVE POWER
PERSON WITH                         -0-
                           ----------------------------------------------------
                           (8)      SHARED DISPOSITIVE POWER
                                    -0-
                           ----------------------------------------------------
 (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None
         ----------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES  [ ]
         ----------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
         ----------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON

         IN
         ----------------------------------------------------------------------


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Item 1.

         (a)      Name of Issuer:   Towne Services, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  3950 Johns Creek Court, Ste. 100
                  Suwanee, GA  30024

Item 2.

         (a)      Name of Person Filing:  Drew W. Edwards

         (b)      Address of Principal Business Office, if none, residence:
                                4535 Wieuca Road
                                Atlanta, Georgia 30342

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  892148107

Item 3.  Not Applicable.

Item 4.  Ownership

         (a)      Amount Beneficially Owned:  -0-

         (b)      Percent of Class:  0.00%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote    -0-

                  (ii)     shared power to vote or to direct the vote   -0-

                  (iii)    sole power to dispose or to direct the disposition
                           of    -0-

                  (iv)     shared power to dispose or to direct the disposition
                           of    -0-

Item 5.  Ownership of Five Percent or Less of a Class

         This statement is being filed to report the fact that, as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.


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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    [Remainder of page intentionally blank]


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 12, 2001


                                           /s/ Drew W. Edwards
                                           -------------------
                                           Drew W. Edwards